EXHIBIT 99.1

                    ARIAD Announces Agreement with
FDA on Special Protocol Assessment for Phase 3 Clinical Trial of Oral
                             Deforolimus

  Progression-Free Survival is the Primary Endpoint of Phase 3 Trial
              in Metastatic Soft-tissue and Bone Sarcomas


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 10, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that it has reached agreement on a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) for its global Phase 3 trial of oral deforolimus in patients with metastatic sarcomas. Based on the SPA, progression-free survival (PFS) will be the primary endpoint of the Phase 3 trial, and overall survival will be a secondary endpoint. The Company expects to begin patient enrollment in the trial later this month.

    The SPA is a written agreement between the trial's sponsor and the FDA regarding the design, endpoints, and planned conduct and analysis of a trial to be used in support of regulatory approval. The European Medicines Agency (EMEA) has provided protocol advice consistent with that of the FDA regarding the Phase 3 trial design as part of its Protocol Assistance program. ARIAD and Merck & Co., Inc. have a global collaboration to jointly develop and commercialize deforolimus for use in cancer.

    "We are extremely pleased with the outcome of our positive and collaborative discussions with the FDA review staff regarding the design of our Phase 3 trial for oral deforolimus in metastatic sarcomas. Working with leading sarcoma experts and our clinical investigators, we were able to successfully resolve the open issues regarding the trial's endpoints and reach agreement with the Agency on PFS as the primary endpoint," said Camille Bedrosian, M.D., chief medical officer of ARIAD.

    ARIAD and Merck plan to conduct a Phase 3 trial of oral deforolimus in patients with metastatic soft-tissue and bone sarcomas following a favorable response to chemotherapy - a period when continued treatment with traditional chemotherapeutic agents has not been established to provide additional clinical benefit. Thus, absent new alternatives, patients would generally not receive other cancer therapies.

    This double-blind trial is designed to evaluate approximately 650 patients who will be randomized (1:1) to oral deforolimus or placebo at approximately 125 sites. The trial is 90% powered to detect a 33% increase in median PFS (corresponding to a hazard ratio of 0.75) comparing the oral deforolimus arm with the placebo arm. Two interim analyses are included. Complete patient enrollment and the second interim analysis are expected to take place within approximately two years of the first patient being enrolled.

    Pierre F. Dodion, M.D., senior vice president, oncology of ARIAD, added, "FDA agreement on our overall Phase 3 trial design, patient population and endpoints, as well as our newly established partnership with Merck represent important achievements for the global development of deforolimus."

    About Sarcoma

    Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft-tissue sarcomas. They are further subdivided based on the type of cell or tissue from which the tumor developed. There are approximately 12,000 new cases of sarcoma diagnosed each year in the United States and approximately 100,000 sarcoma patients overall in the United States. More information about sarcomas is available at http://www.curesarcoma.org and at http://www.sarcoma.net/facts/htm.

    About Deforolimus

    ARIAD's lead product candidate, deforolimus, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Patient enrollment has been completed in multiple Phase 1 and 2 clinical trials of deforolimus in patients with solid tumors and hematologic cancers. The global Phase 3 trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is the subject of a Special Protocol Assessment with the U.S. Food and Drug Administration
(FDA). Deforolimus has been designated both as a fast-track product and an orphan drug by the FDA and as an orphan drug by the European Medicines Agency for the treatment of sarcomas. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus in multiple cancer indications. ARIAD also is collaborating with Medinol Ltd. to develop stents and other medical devices that deliver deforolimus to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. is also developing stents and other medical devices that deliver deforolimus to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to the design, conduct and timing of the Phase 3 clinical trial of deforolimus in metastatic sarcoma. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners, including Medinol and Merck, and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward M. Fitzgerald, 617-621-2345
             or
             Andrea L. Johnston, 910-681-1088